SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                          Date of Report: June 17, 2004

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                        Gateway Financial Holdings, Inc.

      North Carolina                    000-33223                56-2264354
 (State of incorporation)       (Commission File Number)       (I.R.S. Employer
                                                             Identification No.)

 1145 North Road Street, Elizabeth City, North Carolina           27909
          (Address of principal executive offices)              (Zip Code)

                    Issuer's telephone number: (252) 334-1511

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               This document contains 2 pages, excluding exhibits.


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Item 5 -- Other Events and Regulation FD Disclosure

      Gateway Financial Holdings, Inc. (the "Corporation"), on June 17, 2004, privately issued $7.0 million aggregate liquidation amount of Floating Rate Capital Securities through Gateway Capital Statutory Trust II, a subsidiary of the Corporation formed with the sole purpose of issuing the Capital Securities.

      The securities require quarterly interest payments (subject to certain deferment options), have a maturity date of September 17, 2034, and may be redeemed at the Corporation's option at liquidation value plus accrued but unpaid interest on, or after September 17, 2009. The securities bear interest at a rate per annum equal to three-month LIBOR plus 265 basis points, floating quarterly. The initial interest rate, in effect until September 17, 2004, is 4.0775%. Based on Federal Reserve Board guidelines, the Corporation believes that the securities will qualify as Tier 1 capital up to 25% of other existing components of Tier 1 capital and any remainder will qualify as Tier 2 capital.

      The Corporation will use the net proceeds for general corporate purposes, including repayment of existing short term debt and the making of capital contributions to Gateway Bank & Trust Co., its wholly owned banking subsidiary, to support the bank's growth strategies.

      The Corporation is the holding company for Gateway Bank & Trust Co., a community bank with its principal offices in Elizabeth City, North Carolina. Gateway Bank has eleven offices in Elizabeth City, Edenton, Kitty Hawk, Plymouth, and Roper, North Carolina and Chesapeake and Virginia Beach, Virginia.

      The Common Stock of the Corporation is traded on the Nasdaq SmallCap market under the symbol GBTS.

Item 7(c):  Exhibits

Exhibit 99: Press release

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          Gateway Financial Holdings, Inc.

                                          By: /s/ Mark A. Holmes
                                              -------------------------------
                                              Mark A. Holmes
                                              Senior Executive Vice President
                                                   and Chief Financial Officer

                                          Date: July 2, 2004